EXHIBIT 99.1

Animal Health International, Inc. Announces Its Second Quarter Fiscal Year 2007 Earnings

WESTLAKE, TX – March 7, 2007 – Animal Health International, Inc. (NASDAQ: AHII) announced today that net sales increased $13.5 million, or 8.6%, to $170.3 million for the three months ended December 31, 2006, from $156.8 million for the same quarter last year. Operating income increased 23.4% to $13.0 million, up from $10.5 million in the same quarter last year. The increase in operating income was offset by higher interest expense and a higher tax rate, which resulted in net income of $4.4 million down $0.4 million from last year. EPS was $0.29, up $0.01 per share compared to the same period last year.

Net sales increased $31.5 million, or 11.1%, to $316.0 million for the six months ended December 31, 2006, from $284.5 million for the same period last year. Operating income increased 24.2% to $18.4 million, up from $14.8 million in the same period last year. The increase in operating income was offset by higher interest expense and a higher tax rate, which resulted in net income of $5.3 million, down $0.3 million compared to the same period last year.

“Our performance in the second quarter was encouraging. Our core business grew nicely with solid growth in sales to both production and companion animal customers. We also completed three acquisitions, expanded our service offering to customers, and continued to see results from our focus on national accounts. We are favorably positioned from a competitive standpoint with our experienced sales force, relative scale, extensive product mix, and marketing disciplines.

We have numerous opportunities, and our team continues to execute well. We are excited about AHI’s opportunities and are committed to driving strong results over the upcoming years” commented Animal Health International’s Chairman and CEO Jim Robison.

Second quarter ended December 31, 2006 compared to the second quarter ended December 31, 2005

Net sales increased $13.5 million, or 8.6%, to $170.3 million for the three months ended December 31, 2006, from $156.8 million for the three months ended December 31, 2005. The increase in net sales was primarily attributable to the addition of new customers, continued expansion into new territories, increased sales to existing customers, and the acquisition of three small companies in October and November. The acquired companies contributed $5.2 million to the increase in sales.

Gross profit increased $2.4 million, or 6.7%, to $37.3 million for the three months ended December 31, 2006, from $34.9 million for the three months ended December 31, 2005. Gross profit as a percentage of sales was 21.9% for the three months ended December 31, 2006, compared to 22.3% for the three months ended December 31, 2005. The Company’s gross profit increased as a result of sales growth but was slightly offset by an unfavorable shift in product mix to lower gross margin products.

Selling, general, and administrative expenses decreased slightly to $22.7 million for the three months ended December 31, 2006, from $22.8 million for the three months ended December 31, 2005. An increase in variable selling and distribution expenses driven by sales volume was offset by lower corporate expenses, which left selling, general, and administrative expenses relatively constant. This resulted in a decrease in selling, general and administrative expenses as a percent of sales from 14.5% for the three months ended December 31, 2005, to 13.3% for the three months ended December 31, 2006.

EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization) for the quarter was $14.8 million, which was an increase of 19.8% from the year earlier quarter of $12.3 million. The increase in EBITDA was due to an increase in sales volume and related gross profit and constant selling, general and administrative expenses. (Please refer to Table A for a reconciliation of EBITDA to reported net income.)

Depreciation and amortization remained constant at $1.6 million for both periods.

Other expenses increased $2.2 million, or 67.2%, to $5.6 million for the three months ended December 31, 2006, from $3.4 million for the three months ended December 31, 2005. The increase in other expenses was due to an increase in interest expense of $2.3 million to $5.8 million in the three months ended December 31, 2006, as compared to $3.5 million in the three months ended December 31, 2005. This increase was due to additional debt primarily resulting from the September 2006 debt refinancing and higher interest rates.

Income tax expense increased $0.6 million, or 26.8%, to $2.9 million for the three months ended December 31, 2006, from $2.3 million for the three months ended December 31, 2005. The effective tax rate was 39.9% and 32.3% for the three months ended December 31, 2006 and 2005, respectively. This increase in the effective tax rate was attributable to a reduction of deferred tax liabilities driven by the lowering of a state tax in the prior year.

Net income for the second quarter was $4.4 million down 8.9% from the second quarter last year net income of $4.8 million. An increase in operating income, offset by higher interest expense and a higher tax rate accounted for the decline. GAAP diluted EPS was $0.29 after reducing net income for the preferred stock participation in undistributed earnings which amounted to $1.66 per common share. For the same period last year, GAAP diluted EPS was $0.28 after reducing net income for the preferred stock participation in undistributed earnings, which amounted to $1.87 per common share.

Six months ended December 31, 2006 compared to six months ended December 31, 2005

Net sales increased $31.5 million, or 11.1%, to $316.0 million for the six months ended December 31, 2006, from $284.5 million for the six months ended December 31, 2005. The increase in net sales was primarily attributable to the addition of new customers, continued expansion into new territories, increased sales to existing customers, and the acquisition of three small companies in October and November. The acquired companies contributed $5.2 million to the increase in sales.

Gross profit increased $4.6 million, or 7.7%, to $64.3 million for the six months ended December 31, 2006, from $59.7 million for the six months ended December 31, 2005. Gross profit as a percentage of sales was 20.4% for the six months ended December 31, 2006, compared to 21.0% for the six months ended December 31, 2005. The Company’s gross profit increased as a result of sales growth but was slightly offset by an unfavorable shift in product mix to lower gross margin products.

Selling, general, and administrative expenses increased $1.1 million, or 2.6%, to $42.8 million for the six months ended December 31, 2006, from $41.7 million for the six months ended December 31, 2005. An increase in variable selling and distribution expenses driven by sales volume was partially offset by lower corporate expenses. This resulted in a decrease in selling, general and administrative expenses as a percent of sales from 14.7% for the six months ended December 31, 2005, to 13.6% for the six months ended December 31, 2006.

EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization) for the year to date period was $21.8 million, which was an increase of 19.6% from the year earlier period of $18.2 million. The increase in EBITDA was due to an increase in sales volume and related gross profit and low incremental selling, general and administrative expense. (Please refer to Table A for a reconciliation of EBITDA to reported net income.)

Depreciation and amortization remained constant at $3.2 million for both periods.

Other expenses increased $3.1 million, or 46.7%, to $9.6 million for the six months ended December 31, 2006, from $6.5 million for the six months ended December 31, 2005. The increase in other expenses was due to an increase in interest expense of $3.1 million to $9.9 million in the six months ended December 31, 2006, as compared to $6.8 million in the six months ended December 31, 2005. This increase was due to additional debt primarily resulting from the September 2006 debt refinancing and higher interest rates.

Income tax expense increased $0.8 million, or 30.0%, to $3.5 million for the six months ended December 31, 2006, from $2.7 million for the six months ended December 31, 2005. The effective tax rate was 39.5% and 32.3% for the six months ended December 31, 2006 and 2005, respectively. This increase in the effective tax rate was attributable to a reduction of deferred tax liabilities driven by the lowering of a state tax in the prior year.

Net income for the first half of the fiscal year was $5.3 million down 4.9% from the same period last year net income of $5.6 million. An increase in operating income, offset by higher interest expense and a higher tax rate accounted for the decline. GAAP diluted Loss Per Share was ($22.93) after reducing net income for the preferred stock dividend and participation in undistributed earnings which amounted to ($25.27) per common share. For the same period last year, GAAP diluted EPS was $0.37 after reducing net income for the preferred stock participation in undistributed earnings, which amounted to ($2.54) per common share.

Fiscal Year 2007 Guidance

The following statements are based on current information and the company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The company expects its net income for its fiscal year ending June 30, 2007 to be in the range of $7.5 to $8.3 million. Net sales are expected to be in the $620 to $630 million range.

Conference Call

The company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing (913) 981-4905. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the company’s web site at ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc. is a leading distributor of animal health products in the United States. The Company sells more than 35,000 products sourced from over 1,500 animal health products manufacturers. The Company also provides consultative services to our customers in the highly fragmented animal health products industry. Products the Company distributes include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, devices and supplies. Our principal customers are veterinarians, production animal operators and animal health product retailers.

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International’s expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International’s inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International’s inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International’s filings with the Securities and Exchange Commission, including Animal Health International’s Registration Statement on Form S-1 (File No. 333-137656), which was declared effective on January 30, 2007. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2005	2006	2005	2006
Net sales	$156,763	$170,279	$284,503	$315,981
Direct cost of products sold	121,842	133,028	224,815	251,676

Gross Profit	34,921	37,251	59,688	64,305

Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	22,777	22,660	41,695	42,780
Depreciation and amortization	1,632	1,623	3,213	3,163

Operating income	10,512	12,968	14,780	18,362

Other income (expense):
Other income	167	162	251	302
Interest expense	(3,545)	(5,810)	(6,795)	(9,900)

Income before income taxes	7,134	7,320	8,236	8,764

Income tax expense	(2,304)	(2,921)	(2,664)	(3,464)

Net income	$4,830	$4,399	$5,572	$5,300

Dividend on preferred stock	—	—	—	(53,323)
Preferred stock participation in undistributed earnings	(4,195)	(3,747)	(4,857)	(3,747)

Net income (loss) available to common shareholders	$635	$652	$715	$(51,770)

Earnings (loss) per share:
Basic	$0.28	$0.29	$0.37	$(22.93)
Diluted	$0.28	$0.29	$0.37	$(22.93)
Weighted average shares outstanding:
Basic	2,249	2,258	1,910	2,258
Diluted	2,249	2,258	1,910	2,258

ANIMAL HEALTH INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(In thousands)

Assets	June 30, 2006	December 31, 2006
		(Unaudited)
Current assets:
Cash and cash equivalents	$3,036	$6,152
Accounts receivable, net	70,178	90,252
Merchandise inventories, net	71,679	86,936
Other current assets	4,869	4,393

Total current assets	149,762	187,733

Noncurrent assets:
Property, plant, and equipment, net	16,045	16,826
Goodwill and other intangible assets	121,701	131,663
Other noncurrent assets	6,829	7,757

Total assets	$294,337	$343,979

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$65,077	$83,473
Accrued liabilities	18,100	16,977
Current portion of long-term debt	81,759	88,546

Total current liabilities	164,936	188,996

Noncurrent liabilities:
Long-term debt, net of current portion	55,875	130,833
Other noncurrent liabilities	29,205	29,167

Total liabilities	250,016	348,996

Redeemable preferred stock	47,500	47,500

Stockholders’ equity (deficit)	(3,179)	(52,517)

Total liabilities and stockholders’ equity (deficit)	$294,337	$343,979

ANIMAL HEALTH INTERNATIONAL, INC.

TABLE A : EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2005	2006	2005	2006
Net Income	$4,830	$4,399	$5,572	$5,300
Interest expense	3,545	5,810	6,795	9,900
Income tax expense	2,304	2,921	2,664	3,464
Depreciation and amortization	1,632	1,623	3,213	3,163

EBITDA	$12,311	$14,753	$18,244	$21,827